Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP.
REPORTS FISCAL 2012 FIRST QUARTER RESULTS

First Quarter Fiscal 2012 Highlights (from Continuing Operations)

• Record EPS from continuing operations of $1.97 (diluted)
• Consolidated segment operating income margin of 25.0%
• Cash generation of approximately $227 million before voluntary pension contributions and acquisitions

PORTLAND, Oregon - July 28, 2011 - Driven by solid top-line performance in all three of the Company's major end markets and a continued focus on operational excellence, Precision Castparts Corp. (NYSE:PCP) improved both sequential and year-over-year sales and earnings in the first quarter of fiscal 2012.

First Quarter Fiscal 2012 Financial Highlights

In the first quarter of fiscal 2012, Precision Castparts Corp. (PCC) increased year-over-year sales by 16 percent, reporting $1.68 billion of sales compared to $1.45 billion a year ago. Consolidated segment operating income in the first quarter showed a 19 percent year-over-year improvement, rising to $419.5 million, or 25.0 percent of sales, versus $351.9 million, or 24.3 percent of sales in the first quarter of fiscal 2011. Net income from continuing operations (attributable to PCC) totaled $285.6 million in the first quarter, compared to $236.1 million last year. Earnings per share from continuing operations (attributable to PCC) in the quarter were $1.97 (diluted, based on 145.1 million shares outstanding), versus earnings per share from continuing operations (attributable to PCC) of $1.65 (diluted, based on 143.4 million shares outstanding) a year ago.

Including discontinued operations, Precision Castparts' net income (attributable to PCC) for the first quarter of fiscal 2012 was $286.0 million, or $1.97 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products continued to show solid sales growth and operating leverage in the first quarter of fiscal 2012. Year-over-year sales increased by 17 percent to $568.8 million in the first quarter of fiscal 2012, compared to $486.7 million in the same quarter a year ago, with segment operating income of $187.1 million for the current quarter, or 32.9 percent of sales, versus last year's segment operating income of $155.1 million, or 31.9 percent of sales. Contractual material pass-through pricing in the quarter was approximately $18 million, or $8 million higher than a year ago. Aerospace sales grew 19 percent year over year and were also up slightly on a sequential basis. Commercial aerospace OEM orders continued to ramp up in line with the acceleration in the base production rates, and commercial aftermarket sales gains were fueled by increased aircraft utilization. Orders to support Boeing 787 production have also been put in place for shipment later in the fiscal year. In addition, the industrial gas turbine (IGT) business is getting some traction, as that end market begins to recover strength, with sales increasing 15 percent year over year and 6 percent sequentially. The segment continues to generate solid drop-through, leveraging significantly improved productivity levels and other cost-reduction benefits achieved during the last downturn.

Forged Products: Sales and operating income in the Forged Products segment also grew by double digits year over year. The segment's sales of $758.5 million in the first quarter of fiscal 2012 showed a 20 percent increase over first quarter sales of $631.2 million a year ago, while segment operating income rose to $156.5 million, or 20.6 percent of sales, compared to segment operating income of $120.1 million, or 19.0 percent of sales, in the same quarter a year ago. First quarter sales included approximately $50 million related to contractual material pass-through pricing, an increase of approximately $10 million over a year ago, and the selling price of external alloy products from the segment's three primary mills was approximately $60 million higher. During the quarter, Forged Products sales were also ignited by increased shipments of long-lead components to support the accelerating production rate of base commercial aircraft. Demand for 787 components also started to layer in for shipment in the second half of fiscal 2012. Aerospace OEM sales improved 40 percent over the same period last year and were up slightly on a sequential basis. On the seamless pipe front, the segment is seeing improvement in sales and earnings that has been anticipated for several quarters. Seamless pipe sales grew 28 percent year over year and 21 percent sequentially and should continue to trend upward over the course of the fiscal year. The segment was able to improve its operating margins in the face of higher metal prices through solid leverage of increased volumes and returning strength in some of its core products.

Fastener Products: In the first quarter, total sales for Fastener Products were $348.0 million, with segment operating income of $106.8 million, or 30.7 percent of sales, compared to sales of $328.9 million, with segment operating income of $104.2 million, or 31.7 percent of sales, in the same quarter a year ago. Like the first quarter, the second quarter's aerospace sales should be sequentially flat. Orders for the segment's core aerospace product lines are now being driven by the announced increases in commercial aircraft build rates, distributor restocking, and the ramp-up of 787 production, with delivery beginning in Q3 and ramping steadily into Q4 and beyond. Fastener Products is contractually well positioned for growth and has lowered its cost structure significantly during the downturn, which will enable the segment to drop through solid incremental margins as the sales picture begins to improve.

“The momentum continues to build in our casting and forging operations, and, before the year is out, we are convinced that will be the case in our aerospace fastener businesses as well,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Aerospace orders in Investment Cast Products and Forged Products are being spurred by the increased commercial build rates in the base programs, as well as market share gains we've achieved over the past year or so. In addition, these segments are now very definitely seeing the demand for 787 airframe and engine components, and those shipments should grow steadily into the second half of the fiscal year. Fastener orders are lagging, as inventories get exhausted in the supply chain; however, many of our major customers have begun to schedule increased orders for our core products, with delivery beginning in the second half of this fiscal year.

“Our power end markets are also starting to improve,” Donegan said. “IGT sales have shown some growth, driven by both new orders and aftermarket demand. OEMs are anticipating strong market conditions going forward, and, while we have yet to see an acceleration in our schedules, we are well positioned to benefit from this trend. Seamless pipe is also continuing its climb from the bottom, and shipments during the quarter included much more of our core interconnect product. In addition, as we have previously stated, we are leveraging our extrusion capabilities to enter new power end markets. For example, Rollmet is being acquired to provide some of the cold-work capabilities we require to produce 9 5/8” downhole casing for oil and gas fields. Forged Products' Energy Products Group has now qualified its 9 5/8” nickel downhole casing with three potential customers and is making good progress with a fourth, with several bids currently pending for gas-field applications. In addition, we acquired KLAD during the quarter to enable us to extend our reach into oil & gas subsea applications.

“We have been pursuing several businesses that fit our strategic acquisition model for a long time, and our disciplined approach has paid off very well in the last three months,” Donegan said. “We will be able to deploy the cash on our balance sheet for these very exciting opportunities. PB Fasteners and Tru-Form are both great assets that further expand our content on current and development aerospace programs. On a larger scale, our most recently announced acquisition, Primus International, provides a solid aerostructures platform that we can continue to build on, just as we have with forgings and fasteners. There is plenty of opportunity to broaden this platform both through organic growth and further acquisitions, and we are moving forward aggressively on both fronts.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is 877-856-1961, Access Code: 2947071. Dial *0 for technical assistance with dial-in access.  In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://w.on24.com/r.htm?e=270466&s=1&k=54F6D273DEECEDD3FBD3CA697EF8A644.

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html

For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Access can also be gained through Precision Castparts Corp.'s corporate website: http://www.precast.com/PCC/CorpPres.html.

Following the conference call, you may replay the conference by calling 888-203-1112 or 719-457-0820; the replay pass code is 2947071.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

Information included within this presentation describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company's entry into new markets; competitive pricing; the financial viability of the Company's significant customers; the impact on the Company of customer labor disputes; demand, timing, and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.g1obenewswire.com or PCC's home page at http://www.precast.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS
(Unaudited; in millions, except per share data)

	Three Months Ended
	July 3, 2011	June 27, 2010
Net sales	$1,675.3	$1,446.8
Costs and expenses:
Cost of goods sold	1,150.3	996.7
Selling and administrative expenses	105.5	98.2
Interest expense	2.9	3.4
Interest income	(1.9)	(0.6)
Total costs and expenses	1,256.8	1,097.7
Income before income tax expense and equity in earnings of unconsolidated affiliates	418.5	349.1
Income tax expense	(135.6)	(118.4)
Equity in earnings of unconsolidated affiliates	3.2	5.8
Net income from continuing operations	286.1	236.5
Net income (loss) from discontinued operations	0.4	(1.1)
Net income	286.5	235.4
Net income attributable to noncontrolling interests	(0.5)	(0.4)
Net income attributable to Precision Castparts Corp. ("PCC")	$286.0	$235.0
Net income (loss) per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$1.99	$1.66
Net loss per share from discontinued operations	—	(0.01)
Net income per share	$1.99	$1.65
Net income (loss) per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$1.97	$1.65
Net loss per share from discontinued operations	—	(0.01)
Net income per share	$1.97	$1.64
Weighted average common shares outstanding:
Basic	143.8	142.1
Diluted	145.1	143.4
	Three Months Ended
	July 3, 2011	June 27, 2010
Sales by Segment
Investment Cast Products	$568.8	$486.7
Forged Products	758.5	631.2
Fastener Products	348.0	328.9
Total	$1,675.3	$1,446.8
Segment Operating Income (Loss)[1]
Investment Cast Products	$187.1	$155.1
Forged Products	156.5	120.1
Fastener Products	106.8	104.2
Corporate expense	(30.9)	(27.5)
Consolidated segment operating income	419.5	351.9
Interest expense	2.9	3.4
Interest income	(1.9)	(0.6)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$418.5	$349.1

[1] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	July 3, 2011	April 3, 2011
Cash and Debt Balances
Cash	$1,315.8	$1,159.0
Total Debt	$229.2	$236.6
Total Equity	$7,500.0	$7,164.5
Total Debt, as % of Total Capitalization	3.0%	3.2%
Working Capital Items[1]
Receivables, Net	$1,034.1	$978.7
Inventories	1,613.5	1,459.4
Accounts Payable	675.8	607.8
Total	$1,971.8	$1,830.3

	Three Months Ended
	July 3, 2011	June 27, 2010
Selected Cash Flow Items[1]
Depreciation and Amortization	$41.3	$40.4
Capital Expenditures	$28.9	$23.5

[1] Reported results exclude discontinued operations.